Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Northstar Neuroscience, Inc. for the registration of shares of common stock and common stock warrants and to the incorporation by reference therein of our report dated March 12, 2007, with respect to the financial statements of Northstar Neuroscience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington

September 6, 2007